EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 25, 2008 with respect to the consolidated financial statements of Concho Resources Inc. and subsidiaries appearing in the Annual Report of Concho Resources Inc. on Form 10-K for the year ended December 31, 2007 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
October 23, 2008